Exhibit 99.1

Magellan Announces Potential Acquisition of CO2 Source and Poplar Pilot Update

DENVER, December 3, 2014 /Marketwired/ -- Magellan Petroleum Corporation (NASDAQ:MPET) ("Magellan" or the "Company") today announced that it has, through an affiliated entity, acquired an option to acquire a large CO2 reservoir called Farnham Dome located in Carbon County, Utah. Pursuant to the agreement, the seller, Savoy Energy, LLC, has granted Magellan the right to either purchase the field outright or purchase uncontracted CO2 at a fixed price. The option will expire on March 31, 2015, unless extended.

J. Thomas Wilson, President and CEO of Magellan, commented: “Since beginning the CO2-enhanced recovery (“CO2-EOR”) pilot project at Poplar Dome, Magellan has made a strategic decision to focus the company on EOR opportunities in North America. The utilization of CO2 to increase recovery of oil from existing reservoirs in the Rocky Mountains will be our top priority. Pursuant to that decision, Magellan is seeking to identify both attractive candidates for CO2-EOR projects and a reliable, low-cost supply of CO2. The acquisition of Farnham Dome CO2 would address the latter while the Company actively evaluates opportunities to utilize this CO2 to substantially increase its reserves at attractive costs. Over the last 18 months the Company has developed considerable expertise in utilizing CO2 to enhance recovery from older fields with large volumes of original oil in place. We believe the experience we are gaining at Poplar Dome can be applied to other fields that we are currently evaluating in the vicinity of Farnham Dome. The successful acquisition of applicable properties in combination with a long-term, low-cost source of CO2 will result in profitable projects at current oil prices or even below. It is our belief that the well managed low cost CO2 projects compete well with even the better unconventional plays.”

Poplar CO2-EOR Pilot Update

Since August 2014, the Company has been injecting CO2 into the B-2 zone of the Charles formation at Poplar. The resulting downhole pressure has remained stable and above the minimum pressure necessary for the CO2 and oil to be miscible. The expanding CO2 front should aid in the recovery of additional oil volumes and help meet the desired projections for the pilot project.

In early October 2014, Magellan opened the four pilot producer wells. The Company expects to see increased oil production from these wells by the first quarter of 2015 and to be able to quantify additional recoverable oil from the B-2 zone on a full field basis by June 2015.

Based on the results to date, Magellan anticipates that the CO2 will efficiently “sweep” the oil in place to the producer well bores and demonstrate the economic potential of CO2-EOR at Poplar. If successful, efforts in the B-2 interval will be followed rapidly by a pilot in the B-1 zone with other potential pay targeted for the future.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget",

"estimate", "evaluate", "expect", "forecast", "intend", "should", "initial", "plan", "project", and similar expressions are intended to identify forward-looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures, increases or decreases in oil and gas production and reserves, estimates regarding recoverable resource potential, revenues, expenses and operating cash flows, progress in developing the Company’s projects, future values of those projects and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: potential inaccuracy in estimates of recoverable resources and/or the value of such resources; possible adverse changes to the CO2-EOR industry, possible geologic or other obstacles to the further development of the Company’s Poplar project and other exploration and development efforts, including uncertainties about the technical and economic viability of CO2-EOR techniques; possible geologic or other obstacles to obtaining the anticipated production from the Company’s projects and the timing of development milestones; and other matters discussed in the "Risk Factors" section of the Company's most recent Annual Report on Form 10K. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of new information, future events, or otherwise, except as required by securities law.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana and the exploration of hydrocarbon resources in the Weald Basin, onshore UK. Magellan also owns an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, which the Company currently plans to farm-out; and an 11% ownership stake in Central Petroleum Limited, a Brisbane based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello
Vice President - CFO, Treasurer, and Corporate Secretary
720.484.2404
IR@magellanpetroleum.com